EXHIBIT 10.6

AMENDMENT NUMBER THREE

TO THE MGM RESORTS

DEFERRED COMPENSATION PLAN II

WHEREAS, Section 11.2 of the MGM Resorts Deferred Compensation Plan II (the “Plan”) provides that the Committee may amend the Plan in whole or in part, provided that no amendment or modification shall decrease or restrict the value of a Participant’s vested account balance in existence at the time of such amendment or modification; and

WHEREAS, the Committee now desires to amend the Plan, effective June 1, 2012, to provide for immediate distribution of certain small Account Balances in a lump sum, in accordance with the requirements of Treasury Regulation Section 1.409A-3(j)(4)(v).

NOW, THEREFORE, effective as of June 1, 2012, the Plan is hereby amended as follows:

1.	The title of Article 4 is hereby changed to read as follows:

“Short-Term Payout; Unforeseeable Financial Emergencies; Withdrawal Elections; Small Sum Cashouts”

2.	Article 4 is amended to add the following Section 4.4 at the end thereof:

“4.4 Small Sum Cashouts. Notwithstanding any provision in the Plan to the contrary, if (i) the total of the Participant’s Account Balance under the Plan (together with the Participant’s account balance under any other arrangements that, with this Plan, would be treated as a single nonqualified deferred compensation plan within the meaning of Treasury Regulation Section 1.409A-1(c)(2) with the elective deferral component or employer contribution component of the Plan) does not exceed $16,500 on June 1, 2012, and (ii) no deferral election for the Participant under the Plan has been made for the current Plan Year, such Participant’s Account Balance shall be distributed in a lump sum as soon as practicable and in no event later than [June 30], 2012; provided, however, that if the Participant participates in any other arrangements that, together with this Plan, would be treated as a single nonqualified deferred compensation plan, the lump sum payment provided hereunder shall be made only if the Participant’s interests in the other aggregated arrangements are also being paid out simultaneously. For Plan Years beginning after June 1, 2012, the Company may elect in writing to effect a cashout pursuant to Treasury Regulation Section 1.409A-3(j)(4)(v), where the Account Balance under the Plan (together with account balances of any other aggregated arrangements) do not exceed the applicable dollar amount under Code Section 402(g)(1)(B) (or a lower threshold set by the Company in such election).”

IN WITNESS WHEREOF, this Amendment is executed by a duly authorized officer as of the date set forth below.

By:	/s/ John McManus	Date:	May 31, 2012

Its:	Executive Vice President, General Counsel & Secretary

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